FLORA GROWTH CORP.
2022 INCENTIVE COMPENSATION PLAN

Stock Option Award Agreement

A. The purpose of the Flora Growth Corp. 2022 Incentive Compensation Plan (the "Plan") is to assist Flora Growth Corp. (the "Company") and its Related Entities in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

B. Optionee is to render valuable services to the Company (or a Related Entity), and this Stock Option Award Agreement (this "Agreement") is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company's grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan, except where otherwise defined.  This Agreement shall be subject to the terms of the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option.  The Company hereby grants to [___] ("Optionee"), as of the Grant Date, an option to purchase no more than the number of Option Shares specified below.  The Option Shares shall be purchasable from time to time during the option term and at the Exercise Price specified below.

Grant Date: December 19, 2025

Exercise Price: $7.31 per share

Number of Option Shares: [__]

Expiration Date: 10 years from Grant Date

Type of Option: [Incentive Stock Option][Non-Qualifying Stock Option]

Vesting Schedule:

The Options will vest based on the Company's volume weighted average price ("VWAP") of the Company's Common Shares as follows:

Percentage of Options Vested	At or Above the Following VWAP on Any Trading Day
20%	$10.97
20%	$14.62
20%	$18.28
20%	$21.93
20%	$25.59

2. Option Term.  This option shall expire on the Expiration Date, unless sooner terminated in accordance with the Plan or this Agreement.

3. Limited Transferability.

(a) Except as otherwise provided in this Section 3, this option shall be neither transferable nor assignable by Optionee other than by will or the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

(b) If this option is designated as a Non-Qualified Stock Option in Section 1, then this option may be assigned in whole or in part during Optionee's lifetime to the extent permitted under Section 9(b) of the Plan.

4. Dates of Exercise.  This option shall become exercisable for the Option Shares as specified in Section 1.  If the option is exercisable in installments, then as the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option pursuant to the Plan or this Agreement.

5. Post-Termination Exercise Period

(a) Should Optionee's Continuous Service cease for any reason other than termination for Cause, then this option shall remain exercisable until the earlier of (i) the twelve-month anniversary of the date Optionee's Continuous Service ceased or (ii) the Expiration Date.

(b) Should Optionee be terminated for Cause, as determined by the Committee, then this option shall terminate immediately with respect to all Option Shares.

(c) If the Company terminates the Optionee's Continuous Service for any reason other than for Cause or if Optionee's Continuous Service terminates on account of death or Disability, any unvested Options shall vest immediately.

(d) If Optionee terminates his Continuous Service with the Company other than on account of death or Disability, no additional Option Shares shall vest, except as otherwise specifically provided by the Committee in its sole discretion pursuant to a written agreement with Optionee.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

6. Other Transactions.  Should any change be made to the Shares by reason of any stock split, reverse stock split, stock dividend, recapitalization or other transaction described in Section 9(c) of the Plan, appropriate adjustments shall be made in accordance with Section 9(c) to (a) the number and/or class of securities subject to this option and (b) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

7. Shareholder Rights.  The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the holder of record of the purchased Option Shares.

8. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons permitted to exercise the option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company;

(B) in Option Shares withheld by the Company equivalent in value to the Exercise Price (a "cashless net exercise"), calculated using the Fair Market Value of the Option Shares on the date of exercise.

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option;

(iii) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the requirements of applicable securities laws; and

(iv) The Company and any Related Entity are authorized to withhold from any payment relating to this option, including from a distribution of Shares, or any payroll or other payment to the Optionee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving this option, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and the Optionee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to this option.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Optionee's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.  The amount of withholding tax paid with respect to this option by the withholding of Shares otherwise deliverable pursuant to this option or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to this option.

(b) In no event may this option be exercised for any fractional shares.

9. Clawback of Benefits.  For avoidance of doubt, this option is subject to the clawback provisions of Section 9(g) of the Plan.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any applicable stock exchange or quotation system on which the Shares may be traded or listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

11. Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee's permitted assigns, the legal representatives, heirs and legatees of Optionee's estate, whether or not any such person shall have become a party to this Agreement or has agreed in writing to join herein and be bound by the terms hereof.

12. Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be addressed to Optionee at the address indicated below Optionee's signature line on this Agreement or at such other address as Optionee may designate by ten days advance written notice to the Company.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

13. Entire Agreement.  The Plan is hereby incorporated by reference.  This Agreement (and any addendum hereto) and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  To the extent there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be binding on all persons having an interest in this option.

14. Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Province of Ontario without giving effect to that State's choice-of-law or conflict-of-law rules.

15. Additional Terms Applicable to an Incentive Stock Option. In the event this option is designated as an Incentive Stock Option in Section 1, the following terms and conditions shall also apply to the grant:

(a) This option shall cease to qualify for favorable tax treatment as an Incentive Stock Option if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three months after the date Optionee ceases to be an employee for any reason other than death or Disability or (ii) more than twelve months after the date Optionee ceases to be an employee by reason of Disability.

(b) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Optionee during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.  Any options that exceed this limit shall be treated as Non-Qualified Stock Options.

(c) Optionee shall promptly notify the Company if Optionee sells or transfers the Option Shares prior to the second anniversary of the Grant Date and the first anniversary of the Exercise Date.

(d) If Optionee is a 10% shareholder, then the Expiration Date of this option shall be not later than the fifth (5th) anniversary measured from the date the option is granted.

16. Consultation With Professional Tax and Investment Advisors.  Optionee acknowledges that the grant, issuance, exercise, vesting or any payment with respect to any options granted or shares issued under the Plan, and the sale or other taxable disposition of the shares acquired pursuant to the Plan, may have tax consequences pursuant to the Code or under local, state or international tax laws.  Optionee further acknowledges that he or she is relying solely and exclusively on his or her own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees, agents or representatives).  Finally, Optionee understands and agrees that any and all tax consequences resulting from the options granted or shares issued under the Plan and their grant, issuance, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the shares acquired pursuant to the Plan, is solely and exclusively the responsibility of Optionee without any expectation or understanding that the Company or any of its employees, agents or representatives will pay or reimburse Optionee for such taxes or other items.

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Dated: December 19, 2025

FLORA GROWTH CORP.:

By:
Edward Woo

Its:	Chair, Compensation Committee

OPTIONEE:

Signature:
Printed Name:
Address: